Exhibit 15.1

Winnebago Industries, Inc.
Forest City, Iowa

        We have performed a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Winnebago Industries, Inc. and subsidiaries for the periods ended November 29, 2003 and November 30, 2002 as indicated in our report dated December 30, 2003; because we did not perform an audit, we express no opinion on that information.

        We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended November 29, 2003 and November 30, 2002, are incorporated by reference in this Registration Statement.

        We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 27, 2004